DATED                                         3 JANUARY 2014

MONROE STAFFING SERVICES LLC

and

MATTHEW BRIAND

EMPLOYMENT AGREEMENT

THIS AGREEMENT IS DATED                                3 JANUARY 2014

PARTIES:

(1)	Monroe Staffing Services LLC, a Delaware limited liability company, whose principal office is located at 35 Corporate Drive, Trumbull, CT 06611 (the "Employer"); and

(2)	Matthew Briand of 45 Cutlers Farm Road, Monroe, CT 06468 ("you" or “Executive”)

RECITALS

WHEREAS, Executive was an employee of, and had an employment agreement with, the Employer, which is an indirect wholly-owned subsidiary of Staffing 360 Solutions Limited (f/k/a Initio International Holdings Limited), a United Kingdom Company (the “Company”);

WHEREAS, the Company was acquired by Parent (as defined below) pursuant to the Purchase Agreement (as defined below) and the Company changed its name to “Staffing Solutions 360 Limited”;

WHEREAS, the Employer is engaged in the business of providing staffing services and Executive is knowledgeable and experienced in the staffing services business;

WHEREAS, in connection with the Transaction (as defined below), the parties wish to replace the existing employment agreement and enter into a new employment agreement pursuant to which Executive shall be employed by the Employer.

NOW, THEREFORE, in consideration of mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties hereto hereby agree as follows:

AGREED TERMS:

1.	Definitions

1.1	In this agreement (this “Agreement”) , the following terms have the following meanings:

the "Board" means the board of directors of the Parent or any committee of the board of directors duly appointed by it;

“Disability” means your material inability, in the reasonable opinion of the Board, to render your agreed upon full-time services to the Employer due to physical and/or mental infirmity, with or without a reasonable accommodation, for a period of ninety (90) consecutive days; or an aggregate period of time exceeding ninety (90) days in any consecutive twelve (12) month period the "Effective Date" means the date on which the Closing (as defined in the Purchase Agreement) of the Transaction occurs;

"Employment" means your employment under this Agreement;

"Group" means the Employer, the Company, Parent and any subsidiary or parent of the Employer, the Company or Parent;

"Parent" means Staffing 360 Solutions, Inc., a Nevada corporation;

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“Purchase Agreement” means the Share Purchase Agreement, dated as of October 30, 2013 (as amended on 10 December 2013), by and among, Parent and the shareholders of the Company.

“Transaction” means the transactions contemplated by the Purchase Agreement, including the sale and purchase of the Shares.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

2.	Appointment and term

2.1	You will be employed as Chief Executive Officer of the Employer as well as Chief Executive Officer for Parent. As such, you shall be responsible for implementing business plans and budgets adopted from time to time by the respective boards of the Parent and Company and you shall have such other responsibilities and duties consistent with your position as may be assigned you by the Parent Board and the Chairman of the Parent. You will report to the Board and to the Chairman of the Parent.

2.2	The term of this Agreement (the “Term”) will commence on the Effective Date and will, subject to the terms of this Agreement, continue for an initial period until the fifth anniversary of the Effective Date. After that date, the contract shall automatically renew for one year periods on each subsequent anniversary of the Effective Date. The Term may be terminated earlier by either party giving to the other not less than 12 months' advance notice in writing provided always that the Employer may not serve such notice until on or after the fourth anniversary of the Effective Date.

2.3	Your previous employment with the Employer from July 1, 2001 shall count as part of your continuous employment with the Employer for all seniority or benefit eligibility purposes.

3.	Duties

3.1	During the Employment you will:

3.1.1	abide by your statutory, fiduciary and common law duties to the Employer;

3.1.2	comply with the limited liability company operating agreement of the Employer (as amended from time to time);

3.1.3	devote the whole of your working time, attention and abilities to the business of the Employer and the other members of the Group as set forth herein; and

3.1.4	adhere to all securities laws, rules and regulations, as presented under the Securities Act of 1933, as amended (the “33 Act”) or the Securities Exchange Act of 1934, as amended (the “34 Act”), that an executive officer of a public reporting company is typically required to comply with.

3.2	In addition, you further agree to accept election and to serve during all or any part of the Term as a director of Parent without any compensation therefor other than that specified in this Agreement. Parent shall use its best efforts to cause you to be elected as a director during the Term and shall include you in the slate for election as a director at every stockholders meeting during the Term at which your term as a director would otherwise expire.

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4.	Hours and place of work

4.1	Your normal place of work is 35 Corporate Drive, Trumbull, CT 06611; provided that the Employer may move your normal place of work to anywhere within 50 miles of Monroe, CT.

4.2	You agree to travel as and when required for the proper performance of your duties. However, you will not be required to work outside your normal place of work for any continuous period of more than one month.

5.	Remuneration

5.1	You will be paid a salary at the rate of $300,000 per annum, which will accrue from day to day commencing on the Effective Date and shall be payable payable in accordance with the customary payroll practices of the Employer.

5.2	Your base salary shall be increased (but shall not be decreased) at each anniversary of the Effective Date by the increase in the Consumer Price Index for All Urban Consumers (CPI-U) for the Northeast Region for all items over the prior year of the Term, as determined by the United States Department of Labor Bureau of Labor Statistics.

5.3	You will be eligible to receive a bonus and other incentive payments calculated in accordance with Schedule 1 hereto.

6.	Expenses

The Employer, the Company or Parent will reimburse all reasonable expenses wholly, properly and necessarily incurred by you in the performance of your duties under this Agreement, subject to production of such receipts or other appropriate evidence as the Employer may require. In lieu of any other automobile expense reimbursement, Executive shall receive a monthly automobile expense payment in accordance with the policies currently in place with the Employer.

7.	VACATION

7.1	You will be entitled to no less than 35 days' paid vacation in each calendar year, together with the usual bank and other public holidays. In the respective calendar years in which the Term commences or terminates, your vacation entitlement will be calculated on a pro rata basis for each complete month of service during the relevant year.

7.2	Vacation can only be taken with the advance approval of the Employer (which approval shall be given by the Board and shall not be unreasonably withheld). You may carry forward unused vacation days from one calendar year to the next succeeding calendar year. You are not entitled to receive any payment in respect of any unused vacation days except on termination of Employment.

8.	Sick DAYS

8.1	Provided you comply with the sickness absence procedures below (or such additional or alternative procedures as the Employer shall notify from time to time), you will continue to receive your full salary and contractual benefits during any absence from work due to illness or injury for an aggregate of up to 60 working days in any period of 12 months. Such payments will be inclusive of any statutory sick pay that may be due and the Employer may deduct from such payments the amount of any social security or other benefits that you may be entitled to receive.

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9.	other benefits

9.1	You shall be entitled to participate in all Employer, Company and Parent health, disability and life insurance benefits now in effect or subsequently provided to other senior executives of the Employer, the Company or Parent generally, to the extent you are eligible. Notwithstanding the foregoing, in lieu of participation in any other Employer, Company or Parent sponsored disability and life insurance plans, the Employer shall reimburse you for monthly (i) disability insurance premiums paid by you up to $5,000 annually during the Term and (ii) life insurance premiums paid by you up to $15,000 annually during the Term for a life insurance policy on your life naming a beneficiary designated by you. In addition to the foregoing, Employer (or the Company or Parent) shall maintain a life insurance policy on your life during the Term in the amount of $1,000,000 naming a beneficiary designated by you. Further, Employer (or the Company or Parent) shall obtain or shall continue in force full family medical coverage and comprehensive major medical and hospitalization coverage, including dental and vision coverage, for you and your dependents, with terms reasonably satisfactory to you, which policy Employer (or the Company or Parent) shall keep in effect at its sole cost through the Term and any extension or renewal.

10.	Other interests

10.1	You shall not, without the prior written consent of the Parent, at any time during the Term of the Employment and for a period of twelve (12) months after Termination of Employment: (a) accept employment with, or render services of a business, professional or commercial nature to, any person or entity other than the Employer, the Company or Parent (excluding equity interests you may own in such other entity, provided that such equity is not provided to you as direct compensation for such services); (b) engage in, own or provide financial or other assistance to any person, venture or activity which is competitive with the Employer, the Company or Parent, whether directly or indirectly, alone or with any other person as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise; or (c) engage in any venture or business activity which interferes with your performance of your duties or which is competitive with the business of the Employer, the Company or Parent. You shall make full and prompt disclosure to the Employer and Parent of any business opportunity of which you become aware and which relates to the business of the Employer, the Company or Parent, its respective subsidiaries, affiliates or parent; provided, however, that the provisions of this paragraph shall not apply to ownership of up to three percent (3%) of the securities of a publicly owned entity.

11.	Termination

11.1	The Employer may terminate the Employment at any time with immediate effect without notice if you:

11.1.1	are guilty of gross negligence, wilful misconduct or commit any material or (after formal written warning) repeated or continued breach of your obligations to the Employer;

11.1.2	are guilty of any serious fraud or dishonesty or act in a manner which brings the Employer or any member of the Group into disrepute;

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11.1.3	are convicted of any criminal offense (other than a motoring offence for which a non-custodial penalty is imposed) or any offense under any regulation or legislation relating to insider trading.

11.1.4	in the event of your Death or Disability.

11.2	If the Employment is terminated for any reason set in clause 11.1 above, the Employer (or Parent) shall pay you any earned but unpaid base salary, any unpaid Bonus, any unpaid Profit Appreciation Participation, any accrued but unpaid vested benefits up to the date of such termination and any accrued but unpaid paid time off (including accrued but unused vacation) up to the date of such termination (collectively, “Accrued Compensation and Benefits”). If the Employment terminates as a result of your death or Disability, no compensation or payments will be made other than the Accrued Compensation and Benefits to your estate, beneficiary or other legal representative, to include unpaid base salary, unpaid bonus, accrued/unused vacation, and unreimbursed business expenses, within 10 business days following death or Disability. Full vesting, as of the date of death or Disability, for all unvested benefits, shares and options shall apply.

11.3	The Employment may be terminated by you upon your election by written notice to the Board to terminate employment by reason of a material breach by the Employer, the Company or Parent of any material obligation under this Agreement and the failure of the Employer, the Company or Parent to cure such breach, if capable of cure, within thirty (30) days of receipt of written notice from you.

11.4	If the Employment is terminated for any reason other than the reasons set out in clause 11.1, the Employer (or Parent, as applicable) shall pay you the Accrued Compensation and Benefits and, in addition, the following shall occur (collectively, the “Severance Payments”):

11.4.1	an amount equal to the base salary that would be payable for the following twelve (12) months shall be paid in one lump sum within thirty (30) business days of the termination of the Employment;

11.4.2	all unvested stock options and/or restricted securities awarded to you by the Employer, the Company or Parent shall become immediately exercisable or non-forfeitable, as the case may be;

11.4.3	the Employer, the Company or Parent will continue to maintain you as a participant in its health insurance plan for a period of twelve (12) months following termination to the extent permitted by such plan and applicable law. If such participation is not permitted, the Employer’s, the Company’s and Parent’s sole responsibility shall be to reimburse you for the cost of COBRA benefits for such twelve (12) month period;

11.4.4	any Bonus that would have been earned by you payable for the following twelve (12) months, shall be calculated based on actual financial results of the Employer, the Company or Parent, and shall be paid, in accordance with Schedule 1; and

11.4.5	any Profit Appreciation Participation that would have been earned by you payable for the following twelve (12) months, shall be calculated based on actual financial results of the Employer, the Company or Parent, and shall be paid, in accordance with Schedule 1.

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11.5	If, during the Employment, you cease to be a director of Parent (other than due to voluntary resignation by you), the Employment may be terminated by you and you will be entitled to the Severance Payments.

12.	INDEMNIFICATION AND INSURANCE

12.1	The Employer, the Company and Parent shall defend, indemnify, and hold you harmless to the full extent permitted by law against any and all costs, expenses, or liability asserted against or incurred by you in connection with the defense, any settlement, or any judgment awarded in any action, suit, or proceeding in which you are made a party by reason of your Corporate Status. Without limiting the foregoing, the Employer, the Company or Parent shall advance all Expenses incurred by you or on your behalf in connection with any proceeding by reason of your Corporate Status within thirty (30) days after the receipt by the Employer of a statement or statements from you requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by you and shall include or be preceded or accompanied by a written undertaking by you or on your behalf to repay any Expenses advanced if it shall ultimately be determined that you are not entitled to be indemnified against such Expenses. Such right of indemnification is not deemed exclusive of any right to which you may be entitled under the applicable law. The Employer, the Company and/or Parent shall purchase and maintain insurance that protects you against any liability asserted against or incurred by you in your capacity as or arising out of your status as an officer, employee or director, in such amounts as is customary for similarly situated officers of public companies.

12.2	“Expenses” for purposes of clause 12.1 shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding, or responding to, or objecting to, a request to provide discovery in any proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any proceeding and any federal, state, local or foreign taxes imposed on you as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by you or the amount of judgments or fines against you.

12.3	“Corporate Status” for purposes of clause 12.1 describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Employer, the Company Parent, any other member of the Group or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Employer, the Company or Parent.

13.	Notices

Any notice required to be given hereunder shall be in writing and sent by prepaid, certified or registered mail, by prepaid nationally recognized courier service or hand delivered as follows:

If to the Employer:	Monroe Staffing Services, LLC
Attention: Mr B Flood

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If to the Company or Parent:	Staffing 360 Solutions, Inc.
641 Lexington Avenue
Suite 1526
New York, New York 10022

If to Executive:	Matthew Briand
45 Cutlers Farm Road
Monroe, CT 06468

or to such other address as any party may designate in writing. Notice shall be effective the third business day after mailing or the date of receipt in the case of delivery by courier service or hand delivery.

14.	Former Agreements

14.1	This Agreement contains the entire understanding between the parties and is in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to your employment or engagement, which shall be deemed to have been terminated by mutual consent and superseded as from the commencement of this Agreement.

14.2	You hereby warrant and represent to the Employer that you will not, in entering into this Agreement or carrying out your duties under this Agreement, be in breach of any other terms of employment whether express or implied or any other obligation binding upon you.

15.	Construction

15.1	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

15.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment of such provision (whether before or after the date of this Agreement) for the time being in force.

15.3	The schedules to this Agreement, if any, form part of and are incorporated into this Agreement.

15.4	No modification, variation or amendment to this Agreement shall be effective unless such modification, variation or amendment is in writing (not including e-mail) and has been signed by or on behalf of both parties.

16.	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

17.	GOVERNING Law

17.1	Any claim or matter of whatever nature arising out of or relating to this Agreement or its subject matter (including, but not limited to, non-contractual disputes or claims) shall be governed by, and this Agreement shall be construed in all respects in accordance with, the laws of the State of New York.

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17.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of the State of New York over any claim or matter arising out of or relating to this Agreement or its subject matter (including, but not limited to, non-contractual disputes or claims).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

MONROE STAFFING SERVICES, LLC

By:
Brendan Flood
Chairman

Matthew Briand

Accepted and Agreed:

STAFFING 360 SOLUTIONS, INC.

By:

STAFFING 360 SOLUTIONS LIMITED

By:

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Schedule 1– Bonus arrangements

The Employer agrees to pay you an annual bonus (the “Bonus”) up to fifty percent (50%) of your annual base salary. The Bonus shall be calculated as follows:

1.1.	A comparison will be made of the annual Adjusted EBITDA of the Group with the previous year's Adjusted EBITDA of the Group;

1.2.	If the Adjusted EBITDA in the current financial year matches the previous year's Adjusted EBITDA, you will receive a Bonus payment of 25% of your then current base salary;

1.3.	For every 1% increase to the Adjusted EBITDA, you will received a further 1% of base salary in your Bonus, up to a maximum of a further 25% of your then current annual base salary; and

1.4.	If the current financial year's Adjusted EBITDA is between 80% and 100% of the previous financial year's Adjusted EBITDA, you will be entitled to a bonus of 1.25% of your then current annual base salary for every 1% that the current financial year's Adjusted EBITDA exceeds 80% of the previous financial years Adjusted EBITDA (up to a maximum of 25% of base salary).

1.5.	If the current financial year's Adjusted EBITDA is less than 80% of the previous year's Adjusted EBITDA, you will not receive any Bonus.

The Bonus for each Employer financial year during the Term shall be paid in cash within thirty days following Parent’s filing of its Annual Report on Form 10-K with the Securities and Exchange Commission containing Parent’s and Employer’s consolidated audited financial statements (“Form 10-K Filing”).

The Employer agrees to pay you an annual fee based on an increase from the Group’s prior fiscal year’s Gross Profit (the “Gross Profit Appreciation Participation”) calculated as follows:

3.1.	Parent will calculate, on an annual basis, the difference between the Base Amount (defined below) of the Group’s 2013 Gross Profit and any increase in the subsequent year’s annual Gross Profit of the Group as determined by Parent’s auditors in an amount greater than 120% of the Base Amount. Any amount of the Group’s Gross Profit above the Base Amount is referred to as “Excess Gross Profit”. The Gross Profit Appreciation Participation owed to you will be calculated at 10% of the Excess Gross Profit, if any, for the applicable annual period in an amount not to exceed $400,000 per year (of which you are entitled to 37.5%);

3.2.	the Gross Profit Appreciation Participation for each Parent fiscal year during the Term shall be paid in cash within thirty days following Parent’s Form 10-K Filing.

Additional Bonus Payments: you shall be entitled to receive, in addition to all other compensation, such bonus payments, if any, as the Board of Directors of Parent or the Employer may specify in accordance with certain performance criteria adopted by the Board of Directors of Parent within a reasonable time after the commencement of each calendar year, taking into account the business plan for such year.

Stock Incentives: you shall be entitled to participate in any and all stock incentive programs offered to other senior executives of the Employer, the Company or Parent;

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In this Schedule, the following terms as defined below:

6.1.	"Adjusted EBITDA" means earnings before interest, income taxes, depreciation, amortization, and also excludes business reorganization costs, impairment of goodwill, and costs incurred outside of the normal course of business or non-recurring costs, as consistently applied by the Group;

6.2.	"Base Amount" means the Initio Division Gross Profit for the twelve months ending on 31 December 2013.

6.3.	"Initio Division Gross Profit" means Revenue less direct costs of services, consisting of payroll, payroll taxes, insurance costs and reimbursable expenses, calculated in a manner as consistently applied by the Group.

6.4.	"Group” has the meaning set forth in Section 1.1 of the Agreement;

6.5.	"Revenue" means revenue of the Group, determined as follows: (i) revenue for temporary services (recognized at the time that the service is provided and revenue is recorded on a time and materials basis); (ii) temporary contracting revenue (recognized as gross when the company acts as principal in the transaction and is at risk for collection); (iii) revenue that does not meet the criteria for gross revenue reporting (reported on a net basis); (iv) revenue generated when the company permanently places an individual with a client on a contingent basis (recorded at the time of acceptance of employment); and (v) revenue generated when the company places an individual with a client on a retained basis (recorded ratably over the period the services are rendered), in a manner as consistently applied by the Group.

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